Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEASUREMENT SPECIALTIES, INC.

October 9, 2014

FIRST: The name of the corporation is Measurement Specialties, Inc. (the “Corporation”).

SECOND: The name of the registered agent of the Corporation is Corporation Service Corporation. The address of the initial registered agent is 830 Bear Tavern Road, Suite 305, West Trenton, New Jersey 08628.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act, N.J.S.A. 14A:1-1 et seq. as the same exists or may hereafter be amended (the “NJBCA”).

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: Indemnifications of Officers, Directors and Employees.

(1) Limitation of Liability; Indemnification.

(a) For purposes of this ARTICLE SEVENTH, the following definitions shall apply:

(i) “Expenses” shall mean all reasonable costs, disbursements, fees of attorneys, accountants and other professionals, expert fees, investigative fees and all other similar expenses.

(ii) “Indemnitee” shall mean a director, officer, employee, or trustee of the Corporation, or of any employee benefit plan adopted or sponsored by the Corporation, or director, officer, employee, trustee or other fiduciary, member, partner of, or persons in a similar capacity with any other corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise which such person is serving at the request of the Corporation. Any person serving simultaneously as a director, officer or employee of the Corporation and as a director, officer, employee, trustee or other fiduciary, member, partner of, or in a similar capacity with (i) any enterprise in which the Corporation owns at least 20% of the equity interests of such enterprise or (ii) any employee benefit plan adopted or sponsored by such an enterprise, shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(iii) “Liabilities” shall mean all Expenses and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties (including, without limitation, any excise taxes imposed in connection with service as a fiduciary of an employee benefit plan).

(iv) “Proceeding” shall mean any civil, criminal, administrative, investigative or arbitration action (or other form of alternative dispute resolution), suit, or proceeding, including, without limitation, any proceeding by or in the right of the Corporation, or any appeal therein, or any inquiry or investigation which could lead to such action, suit, or proceeding.

(b) To the fullest extent permitted by the NJBCA as the same exists or may hereafter be amended, no officer or director of the Corporation shall be liable to the Corporation or its shareholders for damages for breach of any duty, except that nothing contained herein shall relieve an officer or a director from liability for breach of a duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. Any amendment or modification of the foregoing provision or the applicable provisions of the NJBCA shall not adversely affect any right or protection of an officer or a director of the Corporation existing at the time of such amendment or modification, and such right or protection shall continue as to a person who has ceased to be an officer or a director and shall inure to the benefit of the heirs, executor and administrators of such a person.

(c) Each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved (including as a witness) in any pending, threatened, or completed (by judgment, settlement or otherwise) Proceeding by reason of his or her being or having been an Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by the NJBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the NJBCA permitted prior to such amendment), from and against any and all Liabilities incurred or suffered in connection with any such Proceeding, and such indemnification shall continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of his or her heirs, executors, administrators, and assigns. Notwithstanding the foregoing and except as set forth in paragraph (2) below of this ARTICLE SEVENTH the Corporation shall indemnify any person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was specifically authorized by the Board of Directors of the Corporation.

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(d) The right to indemnification conferred in this ARTICLE SEVENTH: (i) shall be a contract right (and any subsequent repeal of, or amendment to, this ARTICLE SEVENTH shall not affect the right to indemnification based upon any act or omission while this ARTICLE SEVENTH is in effect), (ii) is intended to be retroactive to events occurring prior to the adoption of this ARTICLE SEVENTH to the fullest extent permitted by applicable law, and (iii) shall include the right to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of the final disposition of such Proceeding as authorized by the Board of Directors; provided that if the NJBCA or the Board of Directors so requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this ARTICLE SEVENTH or otherwise.

(2) Right of Claimant to Bring Suit. If a claim under subsection 1 of this ARTICLE SEVENTH is not paid in full by the Corporation within thirty (30) days after a written request has been received by the Corporation, the claimant may, at any time thereafter, apply to a court for an award of indemnification by the Corporation for the unpaid amount of the claim, and, if successful on the merits or otherwise in connection with any such Proceeding, or in the defense of any claim, issue, or matter therein, the claimant shall be entitled also to be paid by the Corporation any and all expenses incurred or suffered in connection with such Proceeding. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses incurred in connection with any Proceeding where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the NJBCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NJBCA, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, nor the termination of any Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Non-Exclusivity of Rights. The right to indemnification and advancement of expenses provided by or granted pursuant to this ARTICLE SEVENTH shall not exclude or be exclusive of any other rights to which any person (including agents) may be entitled under this Certificate of Incorporation, the By-Laws of the Corporation, agreement, vote of shareholders, statute or otherwise; provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person's acts or omissions (a) were in breach of his duty of loyalty to the Corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in such person's receipt of an improper personal benefit.

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(4) Insurance. The Corporation may purchase and maintain insurance on behalf of any Indemnitee against any Liabilities incurred or asserted against him in any Proceeding by reason of such person's being or having been such an Indemnitee, whether or not the Corporation would have the power to indemnify such person against such expenses and Liabilities under the provisions of this ARTICLE SEVENTH or otherwise.

(5) Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees or who, while an Indemnitee, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this ARTICLE SEVENTH in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVENTH shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(6) Merger or Consolidation. For purposes of this ARTICLE SEVENTH, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE SEVENTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.”

EIGHTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the NJBCA and all rights and powers conferred herein on shareholders, directors and officers, if any, are subject to this reserved power.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first set forth above.

Harold G. Barksdale President

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